Exhibit 10.3
AGREEMENT OF LEASE

LONG ISLAND HIGH TECHNOLOGY INCUBATOR, INC.

METASTAT, INCORPORATED

September 1, 2013 – August 31, 2014

AGREEMENT OF LEASE

This Lease dated this First day of September, Two Thousand and Thirteen is by and between LONG ISLAND HIGH TECHNOLOGY INCUBATOR, INC., a nonprofit educational corporation existing under the laws of the State of New York, having its principal place of business located at 25 Health Sciences Drive, Stony Brook, New York 11790, hereinafter referred to as " Landlord," and Metastat, Inc., having its principal place of business located at 25 Health Sciences Drive, Stony Brook, New York 11790, hereinafter referred to as " Tenant ".

WHEREAS, by terms of a certain ground lease Agreement between the State University of New York and Landlord, the State University of New York has granted to Landlord the authority to construct a facility on certain land on the campus of Stony Brook, hereinafter referred to as the "Incubator," and to lease space in such facility for emerging high technology enterprises. Such space, specifically suite 105 is the designated premises under this Lease; and

WHEREAS, the Tenant has developed competence and expertise in novel therapeutics for metastasis, the Field (as hereinafter defined); and

WHEREAS, Landlord wishes to promote and foster economic development in the Field, and

WHEREAS, Landlord wishes to make available to the faculty and students, at the State University of New York at Stony Brook (SBU), additional opportunities for practical application and study in the Field; and

WHEREAS, the Tenant qualifies as a start-up company in the area of technology, as provided in the January 22, 1986 Resolution of the State University of New York Board of Trustees “Use of University Facilities by Emerging Technology Enterprises” (SUNY Document Number 5604; furnished upon request); and the Incubator Guidelines and Procedures of the State University of New York at Stony Brook (furnished upon request); and

WHEREAS, Tenant agrees to provide information on revenues and employment for a period of 5 years following graduation from the program. This information will be combined with data from other graduate companies and used in aggregate form for the purposes of demonstrating economic development success of the Incubator; and

WHEREAS, Tenant wishes to stimulate future companies in the Incubator program and will make every effort to contribute to the Incubator corporation in some fashion following graduation; and

NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

1.	Grant

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the terms and conditions contained herein, the Premises (as hereinafter defined)

2.	Premises

The Premises are more particularly described under the State University Board of Trustees resolution of January 22, 1986 and further referenced in paragraph (b) of the Patents and Inventions Policy of State University of New York dated September 19, 1979, and amended November 16, 1988 such facilities are considered Tenant facilities and not State University facilities for purposes of patent and copyright ownership (documents furnished upon request).

3.	Term

The terms of this Lease shall be for one year commencing September 1, 2013 and ending August 31, 2014. The Tenant Selection and Review Committee (TSRC) will review your business annually prior to lease renewal. Any concerns about the incubator management and operations may be brought directly to the TSRC Chair or any member of the TSRC. Current information on the membership of the TSRC and their contact information are posted on the LIHTI website (www.lihti.org). In the event that the Landlord determines in its sole discretion that the Incubator project is abandoned or that an order is received from a government agency to vacate the Premises, the ending date may be accelerated to such date as determined to be reasonable by the Landlord. However, under no circumstances will the lease be terminated without “Cause” (as defined in 14a) unless 60 days written notice is provided to Tenant.

4.	Rent

a)
The rent payable hereunder is $28,000 per year, which sum shall be payable in monthly installments of $ 2,333.33 on the first day of each month during the term. Rent payable by Tenant under this Lease shall be paid when due without prior demand therefore, without any deductions or setoffs or counterclaims whatsoever. Rent will be due on the first day of the month and a 5% late fee on balance due will be charged for any rent that is not received by the 15th of each month.

b)
Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, as well as upon its leasehold interest, trade fixtures, furnishings, equipment, leasehold improvements made by Tenant, alterations, changes and additions made by Tenant, merchandise and personal property of any kind owned, installed or used by Tenant in, on or upon the Premises. Tenant shall be responsible for making any necessary returns for and paying any other property taxes separately levied or assessed against the improvements constructed by Tenant on the Premises.

5.	Indemnification and Hold Harmless

a)
Tenant agrees to save Landlord harmless from, and indemnify Landlord against, any and all injury, loss or damage and any and all claims for injury, loss or damage, caused by, resulting from, or claimed to have been caused by or to have resulted from (i) the use, occupancy, or enjoyment of the Premises or (ii) any act, omission or negligence of Tenant or anyone claiming under Tenant (including, without limitation, employees, contractors, invitees, successors and assigns or Tenant).

i)
Comprehensive general liability insurance will be held by Tenant in the amount of $2,000,000 combined single limit. Such policy shall name the Long Island High Technology Incubator, Inc. (Landlord), SUNY at Stony Brook, and the State of New York as an additional insured and loss payee.

ii)	Workers Compensation Insurance and New York State Disability Insurance according to and in amounts required under New York State laws.

b)
All policies of insurance provided for in this Section shall be issued in a form acceptable to Landlord by insurance companies qualified to do business in the State of New York. Each such policy shall be issued in the names of Landlord and Tenant and any other party listed above. Said policies shall be for the mutual and joint benefit and protection of Landlord and Tenant and any such other parties in interest, and executed copies of each such policy of insurance or a certificate thereof shall be delivered to each of Landlord within ten (10) days after delivery of possession of the Premises to Tenant and renewals or replacements thereof shall be so delivered at least thirty (30) days prior to the expiration of each said policy. All such policies of insurance shall contain a provision that the company writing said policy will give to Landlord and other said parties in interest at least ten (10) days prior written notice of any cancellation, lapse, or reduction in the amounts of insurance. All such policies shall contain a provision that Landlord and any such other parties in interest, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant.

c)
Tenant shall not do nor suffer to be done, nor keep nor suffer to be kept anything in, upon or about the Premises which could (i) contravene Landlord’s policies insuring against loss or damage by fire or other hazards, (ii) prevent Landlord from procuring such policies from companies acceptable to Landlord (iii) cause an increase in the insurance rates upon any portion of the Premises. If Tenant violates any prohibition provided for in the first sentence of this Section, Landlord may without notice to Tenant, correct the same at Tenant’s expense. Tenants shall pay to Landlord as additional rent forthwith upon demand the amount of any increase in premiums for insurance resulting from any violation of the first sentence of this Section, even if Landlord shall have consented to the doing of, or keeping of, anything on the Premises which constituted such a violation (but the payment of such additional rent shall not entitle Tenant to violate the provisions of the first sentence of this paragraph.)

6.	Security

a)
Tenant shall have deposit with Landlord a security deposit equal to two (2) months’ rent. If rent changes, Landlord will bill Tenant so security deposit is maintained as two (2) months of updated rent.

b)	If Tenant pays the rent and performs all of its other obligations under this Lease, Landlord will return the unused portion of this security deposit within thirty (30) days after the end of the term.

7.	Services

Landlord shall provide the following services to Tenant; all ordinary and necessary water, gas, electrical services, heating, cooling, sewage and internet access services. Telephone services will be provided in accordance with SBU policy at the expense of the Tenant. Tenant may avail itself of other campus facilities and services at the established third-party rates.

Tenant understands and agrees that services offered by SBU to Tenant shall be equivalent to those provided to campus academic and administrative offices, unless otherwise agreed in writing by both parties. All activities of the Tenant involving facilities and services of SBU will be consistent with applicable policies and guidelines of SBU.

8.	Use of Premises

a)	Tenant may only use the Premises for an office or laboratory in accordance with the terms hereof and the rules and regulations now or hereafter adopted by Landlord for the Incubator.
b)	Tenant agrees to keep the Premises in good order and condition during the term of this agreement.
c)
Tenant shall use the Premises only in connection with the Tenant’s business; as such business was described and presented to the Executive Director, or the Tenant Selection and Review Committee, and for no other business without Landlord’s prior, written consent.

d)
Tenant specifically agrees not to hold itself out as representing the State of New York, The State University of New York, or SBU in connection with the use of State- owned property to which this Lease relates, nor shall the name of the State of New York, the State University of New York, or SBU be used by Tenant for any purpose without prior, specific written approval of the party whose name is to be used.

e)
Tenant shall meet with Landlord at least annually, at a time determined by Landlord, for the purpose of reviewing the Tenant’s business plan or part thereof and compare the proposed plan of action against reality. Should the Tenant fail to develop a business plan the lease may not be renewed.

f)
Tenant will contract through the Research Foundation of the State University of New York, hereinafter referred to as the “Foundation”, for any business and research-related tasks to be performed by faculty or staff of SBU utilizing University facilities. Faculty and staff are permitted to consult with Tenant in accordance with the SUNY Policy (Title J. Patents, Inventions and Copyright Policy, furnished upon request); described in SUNY Policies of the Board of Trustees, 2006 (amended July 26, 2006), and also described by the SBU Office of Technology Licensing and Industry Relations.

g)
Tenant may seek and submit proposals for collaborative efforts and joint ventures to Economic Development Groups at SBU for mutual benefit. Accepted proposals will be administered by separate contracts which shall in no way diminish or change any provision of this Lease. The failure of Tenant to fulfill its obligations herewith or the breach of any of the terms hereof or any misrepresentation made by Tenant in connection with this Lease shall constitute a default hereunder and Landlord shall have the right, at its option, to terminate this Lease, in addition to any and all other remedies and rights available to it in equality and at law.

9.	Right of Entry

a)
Contact information for tenant representative should be posted next to laboratory entry door along with MSDS information about materials and potential safety risks within the Premises for businesses that have chemicals or materials. Landlord or Landlord's agents shall have the right (but shall not be obligated) to enter the Premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary and reasonably desirable to the Premises or to any other portion of the Building or which Landlord may elect to perform. Fire Marshall inspections will not be scheduled but will be performed at least annually with escort by Landlord or Landlords agents. In an emergency Landlord or Landlord's agents, will make best efforts to contact the tenant representative at the time of the emergency, and prior to entry. If Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord's agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly and provided reasonable care is exercised to safeguard Tenant's property. Landlord will communicate information about entry if any emergency entry does take place.

b)
Landlord or Landlord's agents will make best efforts to contact the tenant representative to schedule repairs and maintenance in advance. Throughout the term hereof Landlord shall have the right to enter the Premises at reasonable hours for the purpose of showing the same to visitors, prospective purchasers or mortgagees of the Building, and during the last six months of the term for the purpose of showing the same to prospective tenants. Landlord will schedule these visits in advance with Tenant to determine a mutually agreed upon time during which a Tenant representative will be present on site. Tenant agrees that it will exercise good faith efforts to schedule visits for these purposes.

c)
Tenant agrees that Landlord may conduct construction work in the immediate area surrounding the demised Premises. Landlord agrees that it will exercise good faith efforts to conduct such construction work so as not to unreasonably interfere with Tenant.

10.	No Assignment or Sublease

Due to the fact that the LIHTI Incubator is intended to benefit specific types of companies in the developmental stages, and because Tenant has been specifically approved for participation in the LIHTI Incubator project, Tenant agrees that it cannot assign this agreement, or sublease the Premises nor any portion thereof without Landlord's consent, which may be granted or withheld in Landlord's sole discretion.

11.	Alterations

Tenant may make no changes in or to the Premises of any nature without Landlord's prior written consent. All fixtures and all paneling, partitions, railings and like installations, installed in the Premises at any time, either by Tenant or by Landlord on Tenant's behalf, shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Premises unless Landlord, by notice to Tenant no later than twenty days prior to the date fixed as the termination of this Lease, elects to relinquish Landlord's right thereto and to have them removed by Tenant, in which event the same shall be removed from the Premises by Tenant prior to the expiration of this Lease at Tenant's expense. Upon removal of such installations as may be required by Landlord; Tenant shall immediately and at its expense, repair and restore the Premises to the condition existing prior to installation and repair any damage to the Premises or the Building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the Premises after Tenant's removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord's property or may be removed from the Premises by Landlord, at Tenant's expense.

12.	Rules and Regulations

Tenant agrees to adhere to and abide by any rules and regulations that may be adopted or modified by the Landlord.

a)	Tenant shall not install any signage; awnings or structure of any kind whatsoever in the interior or exterior of the Building without Landlord's written consent.
b)	Tenant shall not connect any apparatus, equipment or device to the water, plumbing, and HVAC lines without first obtaining the written consent of the Landlord.
c)
Tenant shall not operate any electric powered machines or equipment, except normal office equipments such as copiers, calculators, personal computers, or printers, without first obtaining the written consent of the Landlord.

d)
Tenant shall not operate or permit to be operated any musical or sound-producing device, which may be heard outside of Tenant’s Premises. Tenant shall not bring or permit to be brought into the building any animals or birds whether alive or dead. SBU has an authorized animal control facility for such use.

e)	No toxic or hazardous substances shall be used, stored or brought into the Building by Tenant without written declaration.
f)
Tenant shall not perform or hire any contractors or installation technicians rendering any construction or building services including, but not limited to, electrical, installation of electrical devices, plumbing, HVAC, and installation of any and every nature affecting floors, walls, ceilings, equipment or other physical portions or services of the Building. No outside telecommunications service or provider will be permitted to install communications equipment on Premises without prior written approval.

g)
Tenant assumes all risk of damage to any and all articles moved or installed, as well as all injury to any person or property in such movement, and hereby agrees to indemnify Landlord against any loss resulting there from.

h)	Landlord shall not be responsible for any loss or stolen property, equipment, money, jewelry from the leased Premises or the public areas of the Building or grounds.
i)
Landlord shall have the right to determine the maximum weight and proper position of any heavy equipment, including safes, large files, etc. that are to be placed in the Building, and only those which, in the opinion of the Landlord, will not do damage to the floors, structures or elevators may be moved into the Building.

j)
Tenant shall not allow any violation of fire or safety regulations. Tenant agrees at its own expense to comply with, and to indemnify and hold Landlord harmless with respect to any violation of, all recommendations and requirements with respect to the Premises, or its use or occupancy, of the insurance underwriters or any similar public or private body, and any governmental authority, having jurisdiction over insurance rates with respect to the use or occupancy of the Building.

k)	Appliances including but not limited to refrigerators, freezers, cooking equipment (microwaves) are not permitted without first obtaining the written consent of the Landlord.

13.	Mechanics' Liens

Tenant will not permit to be created or to remain undischarged any lien, encumbrance or charge arising out of any work done or materials or supplies furnished by any contractor, mechanic, laborer or materialman by or for Tenant or any mortgage, conditional sale, security agreement or chattel mortgage. If any such lien shall be filed against the Building or any part thereof, Tenant will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise within thirty (30) days after the filing thereof. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy Landlord may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of judgment in favor of the lienor with the interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses, including attorney's fees, incurred by Landlord in connection therewith, shall constitute Additional Rent payable by Tenant under this Lease and. Shall be paid by Tenant to Landlord on demand.

14.	Termination

a)	This Lease shall be terminated by:
i) expiration of this agreement or
ii) revocation by the Landlord, subject to the provision of 60 days notice in writing to the Tenant unless revocation is for non-payment of rent, repeat code and lease term violations or other such breaches of the Tenancy Agreement.
b)
In the event this agreement is terminated and the Tenant fails to vacate the Premises, the Tenant agrees to pay holdover rental in the amount of $40 per square foot of the Premises and allocated Common Area Space.

15.	Notice

Any Notice hereunder must be in a signed writing and served by certified mail, return receipt requested as follows:

a)	Landlord: Long Island High Technology Incubator, Inc, 25 Health Sciences Drive, Mail Box 100 Stony Brook, NY 11790-3350 Attn.: Executive Director

b)	Tenant: Dr. Oscar Bronsther Chief Executive Officer Metastat, Incorporated 25 Health Sciences Drive, Mail Box 105 Stony Brook, NY 11790

16.	No Encumbrances

Tenant agrees that it cannot mortgage nor encumber neither the Premises nor any portion thereof.

17.	Default

a)	Failure of Tenant to pay rent by the 15th day of any month or to otherwise adhere to the terms and conditions herein shall be deemed an event of default.

b)
Landlord's Remedies. If any Event of Default occurs, then and in each such case, Landlord may treat the occurrence of such Event of Default as a breach of this Lease, and in addition to any and all other rights or remedies of Landlord in this Lease or by law or in equity provided, Landlord shall have, in its option, without further notice of demand of any kind to Tenant or any other person:

i)	the right to charge late fees;
ii)	the right to terminate this Lease;
iii)	the right to bring suit for the collection of Rent, as it accrues pursuant to the terms of this Lease, and damages (including without limitation)

18.	No Modification

This Agreement may not be changed, amended or modified except in a writing duly executed by all parties herein.

19.	No Waiver

Failure of the Landlord to exercise a right or remedy to which it is entitled to exercise pursuant to this agreement shall not be deemed a waiver of its right to later exercise the right or remedy.

20.	Estoppel Certificates

Within ten (10) days after Tenant takes possession of the Premises, and from time to time thereafter within ten (10) days after request in writing there for from Landlord, Tenant agrees to execute and deliver to Landlord, or to such other addressee or addressees as Landlord may designate (and any such addressee may rely thereon), a statement in writing in a form and substance prepared by Landlord, certifying (i) that this Lease is unamended and in full force and effect (or identifying any amendments), (ii) whether either party hereto is in default hereof (and specifying any such default), (iii) the date(s) to which Rent has been paid, and (iv) such other matters as Landlord shall reasonably request. In the event that Tenant fails to provide such statement within ten (10) days after Tenant takes possession of the Premises and from time to time thereafter within ten (10) days after  Landlord's  written  request  therefore,  Tenant  does  hereby  irrevocably  appoint Landlord as attorney-in-fact of Tenant, coupled with an interest, in Tenant's name, place and stead so to do in each and every case.

21.	Subordination

Tenant agrees that this Lease and the Tenant's interest herein shall be subordinate to any mortgage, deed of trust, ground or underlying lease, or any method of financing or refinancing now or hereafter placed against the Premises and/or any or all of the Building of which the Premises is a part and/or the land upon which the Building is located; and to all renewals, increases, modifications, replacements, consolidations and extensions thereof. Upon request of Landlord, Tenant agrees to execute and deliver any and all documents as Landlord shall request to evidence such subordination as aforesaid.

22.	Destruction

In the event of the destruction of the Building to such a degree that Landlord shall elect to demolish or substantially renovate or rehabilitate the Building, Landlord shall have the right to terminate this Lease upon notice to Tenant.

23.	Building Alterations and Management

Landlord shall have the right at anytime without the same constituting an eviction and without incurring liability to Tenant therefore to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building may be known.

There shall be no allowance to Tenant for dimmution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or other Tenants making any repairs in the Building or any such alterations, additions and improvements.

Agreement of Lease: Signature page September, 2013

Long Island High Technology Incubator, Inc. (Landlord) By: /s/ Anil Dhundale Anil Dhundale, Ph.D. Executive Director Date: September 9, 2013	Metastat, Incorporated (Tenant) By: /s/ Oscar Bronsther Dr. Oscar Bronsther Chief Executive Officer Date: September 9, 2013